EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party and any future amendments thereto.

Dated: March 21, 2013

Sanderling Venture Partners VI, L.P.

Sanderling Ventures Management VI

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Fred A. Middleton
Fred A. Middleton, Managing Partner

By:	/s/ Fred A. Middleton
Fred A. Middleton, an individual